Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

UHS HOLDCO, INC.,

UHS MERGER SUB, INC.,

UNIVERSAL HOSPITAL SERVICES, INC.
(as the Company)

and

J.W. CHILDS EQUITY PARTNERS III, L.P.

(solely in its capacity as the Representative)

Dated as of April 15, 2007

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2007, is made by and among UHS Holdco, Inc. (“Purchaser”), a Delaware corporation, UHS Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), Universal Hospital Services, Inc., a Delaware corporation (the “Company”) and J.W. Childs Equity Partners III, L.P., a Delaware limited partnership solely in its capacity as the Representative (as defined below).

RECITALS

WHEREAS, the Company, Purchaser and Merger Sub intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a Subsidiary of Purchaser; and

WHEREAS, it is anticipated that certain of the Stockholders (the “Rollover Stockholders”) will have, as of immediately prior to the Effective Time, contributed certain shares of Common Stock then held by them (the “Rollover Shares”) to Purchaser in exchange for Purchaser’s common stock in a transaction intended to qualify as a transfer pursuant to Section 351 of the Code (the “Rollover”);

WHEREAS, the respective boards of directors of the Company, Purchaser and Merger Sub have each approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of Stockholders holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of the DGCL as promptly as practicable but no later than one (1) Business Day following the execution and delivery of this Agreement by all parties hereto (the “Written Consent”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1  Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accountants” has the meaning set forth in Section 2.8(a).

“Adjustment Amount” means the net amount of all increases or decreases to the Estimated Merger Consideration pursuant to Section 2.8(c).

“Adjustment Amount Per Share” means the quotient of (a) the Adjustment Amount over (b) the Fully Diluted Shares (including the Rollover Shares).

“Advisors” has the meaning set forth in Section 5.2.

“Affiliate” of any Person means any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” has the meaning set forth in Section 7.1(c).

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet Date” means February 28, 2007.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company as of the close of business on the day immediately preceding the Closing Date minus 50% of the amount of such cash which is not available to the Company at such time.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” means the date upon which the Closing occurs.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing less the amount of any Purchaser Assumed Excess Tender Premium.

“Closing Statement” has the meaning set forth in Section 2.8(a).

“COBRA” has the meaning set forth in Section 3.20(e).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Pension Plans” has the meaning set forth in Section 3.20(a).

“Company SEC Reports” has the meaning set forth in Section 3.6(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 12, 2007, between the Company and Bear Stearns Merchant Manager III (Cayman), L.P.

“Consent Solicitation” means a solicitation of the Requested Consents from the holders of the Senior Notes.

“Corporate Officer” means the President and Chief Executive Officer, any Senior Vice President and the Secretary of the Company.

“Covered Taxes” has the meaning set forth in Section 3.15(a).

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 26, 2005, among the Company, the other credit parties signatory thereto, the lenders signatory thereto from time to time, and General Electric Capital Corporation, as agent, administrative agent, collateral agent and lender, and GECC Capital Markets Group, Inc. as sole lead arranger and sole bookrunner, as amended by Amendment No. 1 to Credit Agreement, dated as of February 13, 2007, among the Company, General Electric Capital Corporation as agent for the lenders and the lenders party thereto.

"Debt Commitment Letter" has the meaning set forth in Section 4.4.

“D&O Tail Insurance” has the meaning set forth in Section 6.2(b).

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Director” means a member of the board of directors of the Company.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“DOJ” has the meaning set forth in Section 7.1(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Enterprise Value” equals $712.0 million.

“Environmental Laws” means any Legal Requirement relating to protection of the environment or human health and safety, exposure to Hazardous Substances, to pollution or to the use, treatment, storage, disposal, release or transportation of Hazardous Substances.

"Equity Commitment Letter" has the meaning set forth in Section 4.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which at any relevant time is or was part of a controlled group or considered a single employer with the Company or any of its Subsidiaries within the meaning of Code Sections 414(b), (c), (m) or (o).

“Estimated Cash and Cash Equivalents” means a good faith estimate by the Company of the Cash and Cash Equivalents.

“Estimated Closing Date Funded Indebtedness” means a good faith estimate by the Company of the Closing Date Funded Indebtedness.

“Estimated Merger Consideration” equals (i) the Enterprise Value, plus (ii) Estimated Cash and Cash Equivalents, plus (iii) the aggregate exercise price of all of the outstanding Vested Options as of the Effective Time minus (iv) Estimated Closing Date Funded Indebtedness, minus (v) Estimated Sellers Expenses, minus (vi) the Reserve Amount, in the case of clauses (ii) through (v), as set forth in the Pre-Closing Statement.

“Estimated Seller Expenses” means a good faith estimate by the Company of the Seller Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Per Share Merger Consideration” equals the quotient obtained by dividing (a) the Merger Consideration plus any portion of the Reserve Amount which is distributed by the Representative to the Securityholders following the determination of the Adjustment Amount in accordance with Section 2.8 hereof, over (b) the Fully Diluted Shares.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FTC” has the meaning set forth in Section 7.1(b).

“Fully-Diluted Shares” equals the sum of the aggregate number of Outstanding Shares (including the Rollover Shares) and the number of shares of Common Stock issuable upon the exercise of all Vested Options outstanding immediately prior to the Closing.

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any penalties, premiums, and any other fees, expenses and breakage costs) arising under any obligations of the Company consisting of (a) indebtedness for borrowed money (including pursuant to the Credit Agreement) or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the Ordinary Course of Business), (b) the Senior Notes and any other indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument, and (c) any obligations under capitalized leases properly classifiable as such under GAAP as of such date. Notwithstanding the foregoing, “Funded Indebtedness” (x) shall not include (i) any obligations under operating leases or letters of credit or (ii) any earn-out or similar obligation related to the Intellamed Acquisition and (y) shall include any amounts payable by the Company (A) to holders of Senior Notes in connection with the Notes Offer (or in trust for the benefit of holders of Senior Notes in connection with a discharge or covenant defeasance of the Senior Notes requested by Purchaser under Section 5.7(b)) and (B) pursuant to the Payoff Letter.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Halifax Management Agreement” means that certain Management Agreement, dated as of October 17, 2003, between Halifax GenPar, L.P. and the Company.

“Hazardous Substances” means any toxic, hazardous or dangerous chemical or substance, any pollutant or contaminant regulated under Environmental Law, and any other substance for which liability or standards of conduct may be imposed under Environmental Laws, including without limitation, radiation, noise, odors, biological agents, Toxic Mold, medical waste, petroleum or any fraction or product, polychlorinated biphenyls and asbestos or asbestos containing materials.

“HIPAA” has the meaning set forth in Section 3.20(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” means the Indenture, dated as of October 17, 2003, between the Company and Wells Fargo Bank, National Association, as trustee.

“Insurance Policies” has the meaning set forth in Section 3.10.

“Intellamed Acquisition” means the acquisition of the ICMS division of Intellamed, Inc. pursuant to the Asset Purchase Agreement, dated February 23, 2007 by and between the Company and Intellamed, Inc.

“Intellectual Property” has the meaning set forth in Section 3.21.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(a).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRS” means the United States Internal Revenue Service.

“JWC Holders” has the meaning set forth in the Stockholders Agreement.

“JWC Management Agreement” means that certain Management Agreement, dated as of February 28, 1998, between J.W. Childs Associates, L.P. and the Company, as amended by that certain Amendment to Management Agreement, dated as of October 17, 2003, between J.W. Childs Associates, L.P. and the Company.

“Knowledge of the Company” and similar phrases, mean the actual knowledge, without investigation, of one or more of Gary D. Blackford, Rex Clevenger and Diana J. Vance-Bryan.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any real property held by the Company.

“Leases” means all leases, subleases, licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Legal Requirement” or “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Letter of Transmittal” has the meaning set forth in Section 2.9(b).

“Liens” means all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind.

“Material Adverse Effect” means a material and adverse effect on the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, for purposes of Sections 3.7, 8.2(a)(ii) and 8.2(d), a Material Adverse Effect: (a) a general deterioration in the economy in the United States or in any industry in which the Company operates; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (c) the disclosure of the fact that Purchaser is the prospective acquirer of the Company; (d) the announcement or pendency of the transactions contemplated hereby; (e) any changes in applicable Legal Requirements; (f) any changes in GAAP; (g) actions taken by Purchaser or its Affiliates; or (h) compliance with the terms of, or the taking of any action required by, this Agreement, in each case, to the extent that any of the items in clauses (a), (b) or (e) does not have a disproportionate impact on the Company.

“Material Contract” means:

(a)  each contract or agreement (excluding purchase orders) under which the Company earned more than $1 million in revenue during the year ended December 31, 2006;

(b)  each contract or agreement (excluding purchase orders) contemplating remaining payments by the Company of more than $1 million in any consecutive twelve (12) month period;

(c)  each Material Lease;

(d)  each material licensing agreement or other contract or agreement with respect to any material Company Intellectual Property (other than licenses granted to customers in the Ordinary Course of Business and assignment of invention and similar agreements with employees);

(e)  any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;

(f)  each joint venture, partnership or other similar agreement or arrangement;

(g)  any agreement that limits the freedom of the Company to compete in any line of business or geographic area or with any Person or restricting the Company’s use of any material Company Intellectual Property;

(h)  any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company with any Director, Corporate Officer or any employee having an annual base salary as of the date hereof in excess of $200,000;

(i)  any indenture, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases; and

(j)  all agreements in which the Company is obligated to indemnify any Person (other than in the Ordinary Course of Business).

“Material Leased Properties” means all real properties leased pursuant to the Material Leases.

“Material Leases” means all Leases to which the Company is a party as of the date hereof which have an annualized base rent in excess of $300,000 .

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means the Estimated Merger Consideration, as adjusted by the Adjustment Amount in accordance with Section 2.8.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.20(a).

“Notes Offer” has the meaning set forth in Section 5.7(a).

“Offer Documents” has the meaning set forth in Section  5.7(a).

“Option Agreements” has the meaning set forth in Section 3.3.

“Option Cancellation Agreement” has the meaning set forth in Section 2.9(e).

“Option Consideration” has the meaning set forth in Section 2.7.

“Optionholder” means a holder of Options.

“Options” means the collective reference to all options to purchase shares of Common Stock issued pursuant to the Stock Option Plan.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practices.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company; (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Outstanding Shares” means the shares of Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, “Outstanding Shares” does not include shares of treasury stock of the Company.

“Owned Real Property” has the meaning set forth in Section 3.11.

“Paying Agent” has the meaning set forth in Section 2.9(a).

“Paying Agent Agreement” means an agreement to be entered into by and among the Company, Purchaser and Paying Agent before the Closing Date governing the Paying Agent’s duties, which shall be in form and substance reasonably satisfactory to both Purchaser and the Company.

“Payoff Letter” has the meaning set forth in Section 5.3.

“PBGC” has the meaning set forth in Section 3.20(d).

“Per Share Merger Consideration” equals the quotient of (a) the Estimated Merger Consideration, over (b) the Fully Diluted Shares (including the Rollover Shares).

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by law arising or incurred in the Ordinary Course of Business for obligations that are (i) not overdue or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (c) other Liens on tangible property that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially interfere with the conduct of the business conducted by the Company, taken as a whole; (d) Liens on leases of real property arising from the provisions of such leases which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business of the Company conducted thereon; (e) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (g) zoning regulations and land use restrictions that do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (h) easements, covenants, rights of way, declarations and/or other restrictions of record affecting title to the Real Property which do not or would not materially impair the use or occupancy of the Real Property in the operation of the business of the Company conducted thereon; (i) Liens that are disclosed in the real estate title insurance policies, commitments and reports or in the surveys for the Real Property made available to Purchaser prior to the date hereof and (j) Liens securing all or any portion of the obligations under the Credit Agreement (it being understood that such Liens shall be released immediately prior to the Closing as provided in the Payoff Letter).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, severance, disability, death benefit, hospitalization or insurance or other benefit plan, program, agreement or arrangement of any kind maintained, sponsored, contributed or required to be contributed to by the Company or with respect to which the Company has or could reasonably be expected to have any current obligation or liability; provided, however that the definition of “Plan” shall not include any severance agreement or arrangement with any current or former employee having an annual base salary in excess of $100,000.

“Pre-Closing Statement” has the meaning set forth in Section 2.8.

“Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Product” has the meaning set forth in Section 3.24.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Assumed Excess Tender Premium” has the meaning set forth in clause (f)(iii) of Section 10.1.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Representative” means J.W. Childs Equity Partners III, L.P. who will be appointed by each of the Securityholders pursuant to the Letters of Transmittal and the Option Cancellation Agreements for the purposes and on the terms specified therein.

“Requested Consents” shall mean the consents of holders of a majority in principal amount of the Senior Notes to the amendments to the indenture (as reasonably acceptable to Purchaser) in respect of the Senior Notes.

“Required Governmental Approvals” means the termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act.

“Reserve Amount” equals $5 million.

“Rollover” has the meaning set forth in the recitals to this Agreement.

“Rollover Shares” has the meaning set forth in the recitals to this Agreement.

“Rollover Stockholders” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders” means the Stockholders and the Optionholders, collectively.

“Sellers Expenses” means (a) any unpaid management or monitoring fees payable by the Company to any Stockholder or such Stockholder’s Affiliates and (b) all out of pocket costs and expenses (including amounts payable to any brokers, financial advisors, the Company’s counsel, accountants and other Advisors) incurred by the Company in connection with (i) the preparation of documents and other matters related to the potential sale of the Company, (ii) the negotiation and execution of this Agreement and (iii) the consummation of the transactions contemplated hereby; provided, however, that the following shall not constitute Sellers Expenses: (x) any severance or change in control payment payable by the Company on or after the Closing Date, (y) any out-of-pocket costs and expenses incurred by the Company in connection with any financing arranged by Purchaser in connection with the transactions contemplated hereby, including those described in the Debt Commitment Letter or (z) any out of pocket costs and expenses incurred by the Company in connection with the Notes Offer or a discharge or covenant defeasance of the Senior Notes requested by Purchaser under Section 5.7(b) (other than any amounts payable to (or in trust for the benefit of) holders of the Senior Notes in connection therewith).

“Sellers Expenses Notice” has the meaning set forth in Section 5.4.

“Senior Notes” means the Company’s 10.125% Senior Notes Due 2011 issued under the Indenture.

“Shares” means shares of Common Stock or shares of Preferred Stock.

“Stock Option Plan” means the Universal Hospital Services, Inc. 2003 Stock Option Plan.

“Stockholder” means a holder of share(s) of Common Stock.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, entered into as of October 17, 2003, among the Company and each of the Securityholders party thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body of which (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” means any tax (including, without limitation, any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Tender Premium” means, as of any date, the amount described in clause (y)(A) of the second sentence of the definition of “Funded Indebtedness” as of such date, other than the unpaid principal amount of, and accrued and unpaid interest on, the Senior Notes as of such date.

“Toxic Mold” means any mold or fungus of a type reasonably expected to pose a material risk to human health and have a negative effect on the value of Real Property.

“Transfer Taxes” has the meaning set forth in Section 2.12.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

“Vested Options” means any unexercised Options which have vested in accordance with their terms (including any Options that will vest exclusively as a result of the transactions contemplated by this Agreement).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Written Consent” has the meaning set forth in the Recitals to this Agreement.

ARTICLE 2
THE MERGER

2.1  Merger; Surviving Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the terms of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Sub shall cease.

2.2  Effective Time. As a part of the Closing and substantially concurrent with the payment by Purchaser and/or Merger Sub of the payments required to be made by it at the Closing pursuant to this Agreement, the Company, Purchaser and Merger Sub shall cause a certificate of merger, in a form mutually agreeable to Purchaser and the Company (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other and further actions as may be required by applicable Legal Requirements to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3  Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.4  Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is “Universal Hospital Services, Inc.” and except for any references to the incorporator or original directors of Merger Sub, and as so amended shall be the certificate of incorporation of the Surviving Company as of the Effective Time until altered, amended or repealed as provided therein or by the DGCL. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company as of the Effective Time, until altered, amended or repealed as provided therein or by the DGCL.

2.5  Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Company or the DGCL.

2.6  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company;

(b)  Each Outstanding Share (except (i) for the Rollover Shares and (ii) as provided in Sections 2.6(c) and 2.9) shall be converted into the right to receive, in the manner provided in Section 2.8 and subject to Section 2.10, the Final Per Share Merger Consideration (provided, that Purchaser shall have no liability or obligation with respect to the distribution of the Reserve Amount, if any, to the Securityholders, the terms of which shall be set forth in the Letter of Transmittal). Each Outstanding Share (including the Rollover Shares) shall otherwise cease to be outstanding, shall be canceled and extinguished and shall cease to exist; and

(c)  Each share of Common Stock and each share of Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.

2.7  Treatment of Options. At the Effective Time, each Vested Option then held by an Optionholder shall be cancelled, and the applicable Optionholder thereof shall be entitled to receive in consideration for the cancellation thereof, subject to Section 2.9, an amount equal to (a) the product of (i) the number of shares of Common Stock issuable upon the exercise of such Vested Option and (ii) (I) the Final Per Share Merger Consideration (provided, that Purchaser shall have no liability or obligation with respect to the distribution of the Reserve Amount, if any, to the Securityholders, the terms of which shall be set forth in the Option Cancellation Agreement), minus (II) the exercise price for such Vested Option, as provided in this Article 2 (the “Option Consideration”), less any required withholding Taxes. As of the Closing, each Vested Option shall be cancelled and no longer represent the right to purchase shares of Common Stock, but in lieu thereof, shall represent the right to receive the Option Consideration, and each Option held by an Optionholder which is not a Vested Option shall be cancelled without consideration and shall no longer represent the right to purchase shares of Common Stock.

2.8  Merger Consideration; Post-Closing Merger-Consideration Adjustment.

(a)  At least two (2) Business Days prior to the Closing Date, the Company shall in good faith and in consultation with Purchaser, prepare and deliver to Purchaser a written statement (the “Pre-Closing Statement”), based upon the books and records of the Company, which shall set forth (i) the Estimated Closing Date Funded Indebtedness (including the expected Tender Premium), (ii) the Estimated Seller Expenses, (iii) the Estimated Cash and Cash Equivalents and (iv) the Estimated Merger Consideration based upon such items.

(b)  Within five (5) Business Days following the Closing, Purchaser shall in good faith prepare and deliver to the Representative a written statement (the “Closing Statement”), based upon the books and records of the Company, which shall set forth Purchaser’s calculation of (i) the Closing Date Funded Indebtedness, (ii) the Seller Expenses, (iii) the Cash and Cash Equivalents and (vi) the Merger Consideration based upon such items. If within five (5) Business Days following the delivery of the Closing Statement, the Representative has not given Purchaser notice of its objection to any item in the Closing Statement (such notice, if given, must contain a statement reasonably detailing the basis of the Representative’s objection to each disputed item), then the Closing Statement shall be deemed final and binding on Purchaser, the Surviving Company and the Representative (on behalf of all Securityholders). If the Representative delivers such notice of objection, then Purchaser and the Representative shall consult in good faith to resolve the disputed items set forth in such notice and, if any disputed items have not been resolved within five (5) Business Days following delivery of such notice, from and after such time either the Representative or Purchaser may submit the remaining disputed items to an independent public accountant that is mutually agreeable to the Representative and the Purchaser (the “Accountants”) for resolution. Any item not referred to the Accountants for resolution shall be final and binding on Purchaser, the Surviving Company and the Representative (on behalf of all Securityholders). If any items in dispute are submitted to the Accountants for resolution: (x) Purchaser and the Representative shall furnish to the Accountants and each other such work papers and other documents and information relating solely to the disputed issues as the Accountants may request and are available to that party (or its accountants, and including in the case of Purchaser, the Surviving Company), and shall be afforded the opportunity to present to the Accountants any materials relating to the determination and to discuss the determination with the Accountants, provided that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence of the other party; and (y) the determination by the Accountants of the disputed items in the Closing Statement as shall be set forth in a notice delivered to both parties by the Accountants, shall be binding and conclusive on the parties. The fees of the Accountants for such determination shall be borne by Purchaser, on the one hand, and the Securityholders, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accountants at the time the determination of the Accountants is rendered.

(c)  The Estimated Merger Consideration shall be adjusted as follows (without duplication): (i)(A) reduced by the amount, if any, by which the Closing Date Funded Indebtedness is greater than the Estimated Closing Date Funded Indebtedness or (B) increased by the amount, if any, by which the Closing Date Funded Indebtedness is less than the Estimated Closing Date Funded Indebtedness; and (ii) (x)(A) reduced by the amount, if any, by which the Seller Expenses are greater than the Estimated Seller Expenses or (B) increased by the amount, if any, by which the Seller Expenses are less than the Estimated Seller Expenses and (y)(A) increased by the amount, if any, by which the Cash and Cash Equivalents are greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents.

(d)  No later than the fifth (5th) Business Day following the final determination of the Adjustment Amount, if (i) the Adjustment Amount is positive:

(A)  with respect to each Stockholder who shall have delivered a completed Letter of Transmittal and certificate(s) representing the Outstanding Shares (subject to Section 2.9(h) below) held by such Stockholder for cancellation to Purchaser, the Surviving Company shall pay an amount equal to the product of the number of Outstanding Shares (including the Rollover Shares) held by such Stockholder and the Adjustment Amount Per Share, which amount shall be payable to a single account designated by the Paying Agent for all such Stockholders and paid to such Stockholder in accordance with the terms of the Paying Agent Agreement;

(B)  with respect to each Stockholder who shall not have delivered a Letter of Transmittal and certificate(s) representing the Outstanding Shares (subject to Section 2.9(h) below) held by such Stockholder for cancellation to Purchaser at or prior to the date upon which the Adjustment Amount Per Share is determined in accordance with this Section 2.8, the Surviving Company shall pay to the Paying Agent on behalf of each such Stockholder, upon receipt by the Surviving Company of a completed Letter of Transmittal and the certificate(s) representing the Outstanding Shares held by such Stockholder, an amount equal to the product of the number of Outstanding Shares held by such Stockholder and the Adjustment Amount, which amount shall be payable by wire transfer of immediately available funds promptly to the Paying Agent for payment to such Stockholder in accordance with the terms of the Paying Agent Agreement;

(C)  with respect to each Optionholder who has delivered an Option Cancellation Agreement, the Purchaser shall cause the Surviving Company to pay, through its payroll system, to each such Optionholder, an amount equal to the excess of (a) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Vested Options, and (2) the Adjustment Amount Per Share less (b) any required withholding Taxes;

(D)  with respect to each Optionholder who shall not have delivered an Option Cancellation Agreement at or prior to the date upon which the Adjustment Amount is determined in accordance with this Section 2.8, the Purchaser shall cause the Surviving Company to pay, through its payroll system, to each such Optionholder, promptly following receipt by the Surviving Company of an Option Cancellation Agreement, an amount equal to the excess of (a) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Vested Options and (2) the Adjustment Amount Per Share less (b) any required withholding Taxes; and

(ii)  if the Adjustment Amount is negative, the Representative shall pay the Adjustment Amount to the Surviving Company exclusively from the Reserve Amount.

(e)  The payments of the Adjustment Amount set forth in Section 2.8(d), other than the payments made under Sections 2.8(d)(i)(B) and (D), must be made in immediately available funds. The Adjustment Amount shall be treated as an adjustment to the Estimated Merger Consideration for income tax purposes.

2.9  Closing Payments.

(a)  No later than five (5) Business Days prior to the Closing Date, the Company shall designate a bank or trust company that is reasonably satisfactory to Purchaser (the “Paying Agent”), and enter into a Paying Agent Agreement with such Paying Agent.

(b)  At the Closing, Purchaser shall (i) pay on behalf of the Company, to such accounts designated in writing by the Company, an amount, in the aggregate, equal to the Estimated Closing Date Funded Indebtedness to enable the Company to repay the Estimated Closing Date Funded Indebtedness in full (other than obligations under capital leases, which Purchaser and the Company agree will not be repaid at Closing) and (ii) cause all of the outstanding letters of credit issued on behalf of the Company to be fully cash collateralized or shall furnish such letters of credit or other substitute credit support arrangements as the beneficiaries of such letters of credit may reasonably request.

(c)  At the Closing, Purchaser shall pay, with respect to each Stockholder who shall have delivered a completed letter of transmittal substantially in the form of Exhibit A hereto (“Letter of Transmittal”) and certificate(s) representing the Outstanding Shares (other than the Rollover Shares and subject to Section 2.9(h) below) held by such Stockholder for cancellation to Purchaser at or prior to the Closing, an amount equal to the product of the number of Outstanding Shares (other than the Rollover Shares) held by such Stockholder and the Per Share Merger Consideration, which amount shall be payable by wire transfer of immediately available funds on the Closing Date to a single account designated by the Paying Agent for all such Stockholders and paid by the Paying Agent to such Stockholder in accordance with the terms of the Paying Agent Agreement.

(d)  At the Closing, Purchaser shall, with respect to each Stockholder who shall not have delivered a Letter of Transmittal and certificate(s) representing the Outstanding Shares (subject to Section 2.9(h) below) held by such Stockholder for cancellation to Purchaser at or prior to the Closing, pay to the Company, for the benefit of and for payment to such Stockholders in accordance with this Article 2, by wire transfer of immediately available funds to an account designated by the Company to Purchaser at least two (2) Business Days prior to the Closing Date, an amount equal to the product of the number of Outstanding Shares held by all Stockholders and the Per Share Merger Consideration, less all amounts paid to the Paying Agent at Closing pursuant to Section 2.9(c) hereof. The Surviving Company shall pay to the Paying Agent on behalf of each Stockholder, upon receipt by the Surviving Company of a completed Letter of Transmittal and the certificate(s) representing the Outstanding Shares (subject to Section 2.9(h) below) held by such Stockholder, an amount equal to the product of the number of Outstanding Shares held by such Stockholder and the Per Share Merger Consideration, which amount shall be payable by wire transfer of immediately available funds on the first Business Day thereafter to the Paying Agent for payment to such Stockholder in accordance with the terms of the Paying Agent Agreement.

(e)  At the Closing, Purchaser shall, with respect to each Optionholder’s Vested Options outstanding immediately prior to the Effective Time, pay to the Company, for the benefit of and for payment to such Optionholders in accordance with this Article 2, by wire transfer of immediately available funds to an account designated by the Company to Purchaser at least two (2) Business Days prior to the Closing Date, an amount equal to the product of (i) the number of shares of Common Stock issuable upon the exercise of such Vested Options and (ii) (A) the Per Share Merger Consideration, minus (B) the exercise price for such Vested Options. Promptly following the Closing, Purchaser shall, with respect to each Optionholder who shall have delivered an Option Cancellation Agreement substantially in the form of Exhibit B hereto (the “Option Cancellation Agreement”) prior to the Closing relating to such Optionholder’s Vested Options outstanding immediately prior to the Effective Time, cause the Surviving Company to pay to such Optionholder through its payroll system, in consideration of the cancellation of each Vested Option held by such Optionholder immediately prior to the Effective Time, an amount equal to the excess of (a) the product of (i) the number of shares of Common Stock issuable upon the exercise of such Vested Option and (ii) (A) the Per Share Merger Consideration, minus (B) the exercise price for such Vested Option, less (b) any required withholding Taxes. Following the Closing, the Purchaser shall cause the Surviving Company to pay, through its payroll system, to each Optionholder, promptly following receipt by the Surviving Company of an Option Cancellation Agreement, with respect to each Vested Option, an amount equal to the excess of (a) the product of (i) the number of shares of Common Stock issuable upon the exercise of such Vested Option and (ii) (A) the Per Share Merger Consideration, minus (B) the exercise price for such Vested Option, less (b) any required withholding Taxes.

(f)  At the Closing, Purchaser shall pay or cause the Surviving Company to pay the Estimated Sellers Expenses (by wire transfer of immediately available funds) to the applicable recipients of such Estimated Sellers Expenses in accordance with the Sellers Expenses Notice.

(g)  At the Closing, Purchaser shall deposit or cause to be deposited (by wire transfer of immediately available funds to an account designated in writing by the Representative at least two (2) Business Days prior to the Closing) the Reserve Amount with the Representative.

(h)  In the event that any Stockholder’s Common Stock certificates have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Surviving Company will pay, in exchange for the Outstanding Shares represented by such lost, stolen or destroyed certificate, the Per Share Merger Consideration otherwise payable hereunder.

(i)  Upon making the payments pursuant to Sections 2.9(b), (c), (d), (e), (f) and (g) above, Purchaser shall be deemed to have satisfied its obligations to make payments with respect to the Merger.

(j)  Any remaining cash unclaimed by holders of Outstanding Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(k)  Notwithstanding anything contained herein in this Agreement the Surviving Company and Paying Agent shall be entitled to deduct and withhold from the applicable Merger Consideration otherwise payable pursuant to this Agreement to any holder of Outstanding Shares, such amount as the Surviving Company or Paying Agent is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Outstanding Shares, in respect of which such deduction and withholding was made.

(l)  No dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate(s) representing Outstanding Shares, including Dissenting Shares.

(m)  From and after the Effective Time, the holders of Outstanding Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, other than the right to receive the Final Per Share Merger Consideration (provided, that Purchaser shall have no liability or obligation with respect to the distribution, if any, of the Reserve Amount to the Securityholders, the terms of which shall be set forth in the Letter of Transmittal) as provided in this Agreement.

(n)  The Reserve Amount will be distributed by the Representative as provided in the Letters of Transmittal and the Option Cancellation Agreements.

2.10  Dissenting Shares; Notices to Securityholders.

(a)  The Company shall, within five (5) Business Days after the date hereof, mail or deliver to (i) each Securityholder a letter from the Company and the JWC Holders (A) informing such Securityholder of the exercise by the JWC Holders of their “drag-along” rights under Section 3.4 of the Stockholders Agreement in connection with the transactions contemplated hereby, (B) providing such Securityholder with a brief information statement regarding the Company and the transactions contemplated hereby and (C) with respect to each Stockholder, (I) providing the notification required by Section 228(e) of the DGCL with respect to the Written Consent and (II) providing notice in the manner contemplated in Section 262 of the DGCL of such Stockholder’s right to dissent to the Merger pursuant to Section 262 of the DGCL, (ii) each Stockholder, a Letter of Transmittal and (iii) each Optionholder, an Option Cancellation Agreement. The Company shall afford Purchaser a reasonable opportunity to review and comment upon the documents described in this Section 2.10(a) and shall consider in good faith Purchaser’s comments thereto. With respect to each Securityholder from whom the Company shall not have received completed Letters of Transmittal and/or Option Cancellation Agreements within fifteen (15) Business Days after the date upon which the documents described in this Section 2.l0(a) are mailed or delivered to the Securityholders, the Company will (x) if such Securityholder is an employee of the Company, call such Securityholder on at least one occasion (and if such Securityholder is not available, leave a voice-mail) or (x) if such Securityholder is not an employee of the Company, mail a written notice to such Securityholder, requesting that such Securityholder submit their completed Letters of Transmittal and/or Option Cancellation Agreements to the Company by no later than five (5) Business Days prior to the then anticipated Closing Date. The Company shall provide Purchaser with the signed Written Consent within one (1) Business Day of the date hereof.

(b)  Notwithstanding any other provision of this Agreement to the contrary, any share of Common Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration in respect thereof. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share of Common Stock in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such share of Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, subject to Section 2.9, without any interest thereon, the Per Share Merger Consideration.

(c)  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

(d)  The Company shall give Purchaser (i) notice of any demands received by the Company for appraisals of Shares as soon as reasonably practicable and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands solely to the extent that such negotiations pertain only to actions to be taken, or payments to by made by, the Surviving Company after the Closing (and in all other cases, the Company shall retain the right to direct all such negotiations and proceedings). The Company shall not, except with the prior written consent of Purchaser or as required by Law, make any payment with respect to any demands for appraisal or settle any such demands.

2.11  Closing of Transfer Books. At the Effective Time, the Common Stock transfer books shall be closed and no transfer of Common Stock shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, the Purchaser, the Company or the Merger Sub, the Outstanding Shares shall be cancelled and extinguished, and each certificate or instrument previously representing such Outstanding Shares shall represent only the right to receive its relevant portion of the consideration pursuant to this Article 2.

2.12  Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Purchaser, and Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide to each of the Stockholders upon request evidence of payment of all Transfer Taxes. Purchaser hereby agrees to indemnify the Stockholders against and hold the Stockholders harmless from any and all Transfer Taxes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties contained in this Article 3 to Purchaser.

3.1  Organization, Good Standing and Other Matters; Subsidiaries and Joint Ventures.

(a)  The Company is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it, except, where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.1(a) sets forth each jurisdiction in which the Company is qualified as a foreign corporation as of the date hereof. The Company is duly qualified as a foreign corporation to conduct its business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  The Company has no Subsidiaries or equity interest in any Person.

3.2  Capital Structure of the Company. The authorized capital stock of the Company consists solely of (a) 500,000,000 shares of Common Stock, of which 123,463,600.21 shares are issued and outstanding as of the date hereof, and (b) 7,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date hereof. Schedule 3.2 sets forth a list of the names of each Stockholder and the number of shares of Common Stock held by each such Stockholder as of the date hereof. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. Except for the Stock Option Plan and the Option Agreements entered into thereunder and the Stockholders Agreement, as of the date hereof there are no (x) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company (y) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or (z) to the Company’s Knowledge voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Shares.

3.3  Options. Schedule 3.3 sets forth a list, as of the date hereof, of the names of each of the Optionholders and each agreement pursuant to which Options were granted by the Company to such Optionholders (the “Option Agreements”), as well as the number of shares of Common Stock issuable upon the exercise of the Options held by such Optionholder and the applicable per share exercise price for such Options.

3.4  Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized and approved by the Company’s board of directors and, upon the execution of the Written Consent, will be adopted by its stockholders, and no other corporate or stockholder action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

3.5  No Conflict; Required Filings and Consents. Except (i) as required by the HSR Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) as set forth on Schedule 3.5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company:

(a)  will not violate the provisions of Organizational Documents of the Company;

(b)  will not violate any Legal Requirement or Order to which the Company is subject or by which its properties or assets are bound;

(c)  will not require the Company to obtain any consent or approval, or give any notice to, or make any filing with, any Government Authority on or prior to the Closing Date (other than under any customer contract between the Company and any Governmental Authority);

(d)  will not result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Material Contract; and

(e)  will not result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Company.

excluding from the foregoing clauses (b) through (e) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6  Financial Statements; Absence of Undisclosed Liabilities; Indebtedness; Independence of Accountants; SEC Reports and Filings.

(a)  The Company has delivered to Purchaser: (a) audited balance sheets of the Company as of December 31, 2004, December 31, 2005, and December 31, 2006, respectively, and the related audited statements of income, retained earnings and cash flow for the respective fiscal years then ended, together with the notes thereto and the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants (the “Audited Financial Statements”) and (b) an unaudited balance sheet (the “Interim Balance Sheet”) of the Company at February 28, 2007 and the related unaudited consolidated statement of income for the two (2) months then ended (together with the financial statements delivered pursuant to Section 7.5(a), the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial condition, the results of operations and the cash flows of the Company at the respective dates and for the respective periods referred to in the Financial Statements, in accordance with GAAP subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Audited Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(b)  Except as set forth on Schedule 3.6, the Company has no material liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent, matured or unmatured), except for (i) liabilities and obligations reflected on the Interim Balance Sheet, (ii) liabilities and obligations that have been incurred in the Ordinary Course of Business since December 31, 2006, (iii) liabilities and obligations for fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect.

(c)  Except as reflected on the Interim Balance Sheet or as listed on Schedule 3.6, as of the date hereof the Company does not have any obligations of indebtedness for borrowed money under any credit agreement, note, bond, debenture or similar instrument (excluding performance or customs bonds issued by the Company in the Ordinary Course of Business) or any obligation to reimburse or repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit or banker’s acceptance, other than obligations owing under the Credit Agreement.

(d)  Schedule 3.6(d) sets forth the name and address of each independent accounting firm that has performed any non-audit services for any Company during the past five (5) years and the type of non-audit services provided to the Company.

(e)  The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed since December 31, 2004, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company SEC Reports when filed with the SEC and, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.7  Absence of Certain Changes and Events. Except as set forth on Schedule 3.7 or as is otherwise contemplated by this Agreement, since December 31, 2006 to the date of this Agreement, the Company has conducted its business in the Ordinary Course of Business and there has not been, as of the date hereof, any Material Adverse Effect or any:

(a)  change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than in connection with the exercise of Options in accordance with their terms and repurchases of shares of Common Stock and Options from Securityholders under the Stockholders Agreement and any Option Agreement;

(b)  amendment to the Organizational Documents of the Company;

(c)  except as required pursuant to the terms of any existing contract, agreement, Plan or arrangement, increase in the amount of any bonus, salary or other compensation to any Director or Corporate Officer or entry into any employment, severance or similar agreement with any Director or Corporate Officer;

(d)  except in the Ordinary Course of Business or as required pursuant to the terms of any existing contract, agreement, Plan or arrangement, increase in the amount of any bonus, salary or other compensation to any Corporate Officer or any employee having an annual base salary as of the date hereof in excess of $200,000 or entry into any employment, severance or similar agreement with any such employee;

(e)  adoption of, or increase in the payments to or benefits under, any Plan, except as required therein or by Legal Requirement;

(f)  material damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;

(g)  termination of, or receipt of written notice of termination of any Material Contract (other than termination resulting from the expiration of the term of such Material Contracts);

(h)  acquisition of the capital stock of, or any line of business of, any other Person or Persons;

(i)  sale (other than sales of inventory in the Ordinary Course of Business and sales or other dispositions of equipment deemed surplus, obsolete or no longer necessary to the business of the Company), lease or license (other than in the Ordinary Course of Business), abandonment or other disposition of any material asset or property (other than pursuant to the Credit Agreement);

(j)  cancellation or waiver of any claims or rights with a value to the Company in excess of $1 million;

(k)  material change in the accounting methods used by the Company; or

(l)  agreement, whether oral or written, by the Company to do any of the foregoing.

3.8  Compliance With Laws; Permits. Except as set forth on Schedule 3.8,

(a)  To the Knowledge of the Company, the Company is not in violation of, and (ii) since December 31, 2004, the Company has not received any written notice of any violations of, any applicable Legal Requirement, except in each case for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)  To the Knowledge of the Company, the Company has obtained or applied for all Governmental Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted and the Company is in compliance in all respects with the terms and conditions of such Governmental Authorizations, except where the failure to possess, or to be in compliance with the terms of, such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Further, to the Knowledge of the Company, the Company’s material Governmental Authorizations are in full force and effect.

3.9  Litigation; Orders.

(a)  Except as set forth on Schedule 3.9, as of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company seeking to enjoin, challenge or prevent the transactions contemplated hereby. Except as set forth on Schedule 3.9, for workers’ compensation claims in the Ordinary Course of Business, and as would not reasonably be expected to have a Material Adverse Effect, (i) there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company or involving any of its properties or assets and (ii) to the Company’s Knowledge, there is no Proceeding pending or threatened in writing against any of the Company’s directors, officers in their capacity as such or any of the Company’s Securityholders in their capacities as such (but, as to any such director, officer or owner, only a Proceeding involving or in connection with the Company or its business).

(b)  Except as set forth on Schedule 3.9, the Company is not (i) in default under or in breach of any Order or (ii) a party or subject to any Order, except, in each case, where such default or breach, or such Order, would not have a Material Adverse Effect.

3.10  Insurance.  Schedule 3.10 sets forth an accurate list of all policies of fire, product liability, general liability, workers’ compensation, property, casualty and other forms of insurance maintained by the Company as of the date hereof with respect to its business, assets and properties (the “Insurance Policies”). As of the date hereof, all of such Insurance Policies are in full force and effect, and the Company has not received written notification of the cancellation of any such Insurance Policy. All premiums due on such Insurance Policies have been paid in a timely manner in all material respects and the Company has complied in all material respects with the terms and provisions of such Insurance Policies.

3.11  Owned Real Property.  Schedule 3.11 sets forth a list of all real property owned in fee by the Company as of the date hereof (the “Owned Real Property”). Except as set forth on Schedule 3.11, the Company has good and marketable fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens which are not violated in any material respect by the current use or occupancy of such Real Property or the operation of the business of the Company conducted thereon. Except as set forth on Schedule 3.11, the Company has not (a) leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (b) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The current use of the Owned Real Property by the Company does not violate in any material respect any restrictive covenants of record affecting any of the Owned Real Property. The Company is not a party to any agreement or option to purchase any real property or interest therein, except as provided in Schedule 3.11.

3.12  Leased Real Property. Schedule 3.12 sets forth the address of each Leased Real Property and a true and complete list of all Material Leases (including all amendments, and the date and name of the parties thereto). The Company has made available to Purchaser a true and complete copy of each Material Lease document. Except as set forth in Schedule 3.12, with respect to each of the Material Leases: (i) the Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any material respect, and to the Company’s Knowledge, there are no disputes with respect to such Material Lease; (ii) the Company does not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Material Lease; (iii) the other party to such Material Lease is not an Affiliate of, and otherwise does not have any equity interest in, the Company; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) there are no Liens on the estate or interest created by such Material Lease, except for Permitted Liens.

3.13  Tangible Property. The Company has good title to, or holds pursuant to valid and binding leases, all items of the tangible properties and assets of the Company (excluding Real Property) that are material to the conduct of the business of the Company, in each case, free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the tangible properties and assets of the Company (i) have been maintained substantially in accordance with industry practice, (ii) are in good operating condition and repair (subject to normal wear and tear), and (iii) are sufficient for the operation of the business of the Company in substantially the same manner as currently conducted.

3.14  Environmental Matters. Except as set forth on Schedule 3.14:

(a)  The Company and its properties and assets are and have been in compliance with applicable Environmental Laws, including obtaining or applying for all Governmental Authorizations required under the Environmental Laws in connection with its operations except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)  no Proceedings or Orders are pending against the Company under Environmental Laws in connection with the Company’s operations which would reasonably be expected to have a Material Adverse Effect;

(c)  to the Knowledge of the Company, none of the Company, any Affiliate of the Company, or any predecessor for which the Company would be liable has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any Hazardous Substances at any location, including without limitation properties which it owns or operates, and no such location is contaminated by any Hazardous Substance, as would reasonably be expected to result in a Material Adverse Effect;

(d)  the Company does not own or operate any of the following at any property or facility owned or operated by Company: (1) groundwater monitoring wells; (2) underground storage tanks; (3) equipment containing polychlorinated biphenyls; or (4) landfills or other surface impoundments for solid waste disposal;

(e)  to the Knowledge of the Company, none of the Company, any Affiliate of the Company, or any predecessor for which the Company would be liable has, either expressly or by operation of law, assumed or undertaken any material liability of any other Person relating to Environmental Laws;

(f)  to the Knowledge of the Company, none of the Company, any Affiliate of the Company, or any predecessor for which the Company would be liable has any liabilities under Environmental Laws with respect to the presence or alleged presence of asbestos, silica or other Hazardous Substances in any product or item or in or upon any property or facility, including any property or facility owned or operated by the Company or any Affiliate of the Company, except costs and liabilities necessary to comply with Environmental Laws in the Ordinary Course of Business and for liabilities which would not reasonably be expected to have a Material Adverse Effect; and

(g)  the Company has provided to Purchaser copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the Company, any Affiliate of the Company or any predecessor for which the Company would be liable, or any of their respective facilities, properties or operations, to the extent the foregoing are in the possession, custody, or control of the Company.

3.15  Taxes. Except as provided on Schedule 3.15:

(a)  (i) all material Tax Returns of or with respect to any Tax which are required to be filed by or with respect to the Company on or before the Closing Date have been or will be timely filed; (ii) all such Tax Returns are correct and complete in all material respects; (iii) all material Taxes of the Company which are (or were) due on or before the Closing Date have been or will be timely paid in full (“Covered Taxes”); and (iv) all withholding Tax requirements imposed on or with respect to the Company have been satisfied in full in all material respects and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;

(b)  as of the date hereof, there is not in force (i) any extension of time with respect to the due date for the filing of any Tax Return of the Company other than in the Ordinary Course of Business or (ii) any waiver or agreement for any extension of time for the assessment of payment of any Tax due with respect to the period covered by any such Tax Return;

(c)  there is no material claim against the Company for any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to the Company Tax Return;

(d)  there is no existing Tax sharing, indemnity or similar agreement that may or will require that any payment be made by the Company on or after the Closing Date;

(e)  no Liens for Taxes exist with respect to any assets or properties of the Company other than Permitted Liens, and there are no Covered Taxes asserted by any Tax authority to be due that have not been paid;

(f)  the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax Law);

(g)  the Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii);

(h)  the Company has never been a member of an affiliated group filing a consolidated federal Income Tax Return of which it is not the parent and has no liability for the Taxes of any Person other than its subsidiaries included in such group under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)  the unpaid Taxes of the Company (A) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(j)  the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date other than in the Ordinary Course of Business or (D) prepaid amount received on or prior to the Closing Date; and

(k)  the Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

3.16  Material Contracts.  Schedule 3.16 sets forth all Material Contracts to which the Company is a party as of the date hereof. Except as set forth on Schedule 3.16, (a) the Company is not in default in any material respect under any such Material Contract, (b) each such Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles), (c) the consummation of the transactions contemplated hereby does not require any consents or approvals of, filings with, or notices to, any party to such Material Contracts, (d) each other party to such Material Contracts has performed in all material respects all material obligations required to be performed by it and is not in material default under or in material breach of, nor in receipt of any claim of material default or breach under, any such Material Contract and (e) there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company, under any such Material Contract. Copies of each of the Material Contracts listed on Schedule 3.16, together with the amendments thereto have been made available to Purchaser.

3.17  Employees.  The Company has made available to Purchaser a true and complete list of the names, titles and current salaries of all the Corporate Officers as of the date hereof. Except as set forth on Schedule 3.17, since December 31, 2006, until the date hereof, no Corporate Officer or employee having an annual base salary as of the date hereof in excess of $200,000 has given written notice to the Company to cancel or otherwise terminate such employee’s relationship with the Company.

3.18  Labor Matters. Except as disclosed on Schedule 3.18, as of the date hereof:

(a)  the Company is not a party to any collective bargaining agreement, contract or other agreement with a labor union or labor organization;

(b)  there is no strike, work stoppage or other material labor dispute involving the Company pending or threatened in writing;

(c)  no material Proceeding by or before any Governmental Authority brought by or on behalf of any employee, former employee, labor organization or other representative of the employees of the Company is pending, or to the Knowledge of the Company, threatened in writing against the Company (other than ordinary workers’ compensation claims) which, if resolved adversely, would have a Material Adverse Effect;

(d)  to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the Company’s employees, and no questions concerning representation exist respecting such employees;

(e)  the Company is not a party to any Order relating to employees or employment practices;

(f)  since December 31, 2004, the Company has not engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended; and

(g)  the Company is not materially delinquent in payments to any employees of the Company for any wages, salaries, commissions, bonuses or other forms of compensation for services rendered by them to date.

3.19  Customers; Suppliers.  Schedule 3.19 sets forth a list, with respect to the fiscal year ended December 31, 2006, of (a) each of the ten (10) largest customers of the Company by percentage of total net sales and (b) each of the ten (10) largest suppliers of the Company by percentage of total purchases of goods and services by the Company. Since December 31, 2006 until the date hereof, except as set forth on Schedule 3.19, the Company has not received any written notice of the intention of any of the customers and suppliers listed on Schedule 3.19 to (w) cease doing business or reduce in any material respect the business transacted with the Company, (x) terminate any contract with the Company which the Company believes is bona-fide, (y) materially increase prices charged to the Company or (z) materially reduce incentives or discounts provided to the Company.

3.20  ERISA Compliance.

(a)  Schedule 3.20(a) sets forth a complete and correct list of each Plan. Except as set forth on Schedule 3.20(a), none of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is subject to Section 412 of the Code or Title IV of ERISA (the “Company Pension Plans”). Except as set forth on Schedule 3.20(a), the Company does not have any agreement or commitment to create any additional Plan or to modify or change any existing Plan.

(b)  With respect to each Plan, the Company has heretofore delivered or caused to be delivered to Purchaser true, correct and complete copies of (i) all documents which comprise the most current version of each such Plan, and (ii) with respect to each Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each Plan for which such a report is required, (B) the most current summary plan description (and any summary of material modifications thereto), (C) the most recent certified financial statements for each of the Plans for which such a statement is required or was prepared and (D) for each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination letter or opinion issued with respect to such Plan. Except as set forth on Schedule 3.20(b), since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan. Each of the Plans can be amended, modified or terminated by the Company, without payment of any material additional compensation or amount.

(c)  The Company has performed and complied in all material respects with all of its obligations under and with respect to the Plans, including without limitation the full and timely payment of all contributions and premium payments due for all time periods ending on or prior to the Closing Date, and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code and ERISA and other applicable Legal Requirements. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the Company’s Knowledge, nothing has occurred which could be expected to affect adversely the qualification of any Plan.

(d)  Except as set forth on Schedule 3.20(d), with respect to each Company Pension Plan: (i)  the Company has not withdrawn from such Company Pension Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) the Company has not filed a notice of intent to terminate any such Company Pension Plan or adopted any amendment to treat any such Company Pension Plan as terminated, (iii) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate any such Company Pension Plan, and, to the Company’s Knowledge, no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Pension Plan, (iv) all required premium payments to the PBGC have been paid when due, (v) no accumulated funding deficiency exists and there has been no application for or waiver of the minimum funding standards imposed by Section 302 of ERISA and Section 412 of the Code, (vi) no reportable event, as described in Section 4043 of ERISA, or an event described in Section 4062(e) of ERISA has occurred and no Company Pension Plan has been completely or partially terminated, (vii) no excise Taxes are payable under the Code, and (viii) no amendment with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the Code has been made. The Company has not incurred any liability or taken any action, and, to the Company’s Knowledge, no action or event has occurred or could reasonably be expected to occur that could cause it to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) of an ERISA Affiliate that is not a Company Pension Plan. The Company does not have any current or potential liability or obligation under Section 4064 or Section 4069 of ERISA or under or with respect to any Multiemployer Plan. The Company does not have any current or potential liability or obligation by reason of being treated as a single employer under Section 414 of the Code with any other Person.

(e)  All Plans that are group health plans have been operated in compliance in all material respects and the Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance with the requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Subtitle B of Title I of ERISA and any similar state Legal Requirement (“COBRA”), and the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Except as set forth on Schedule 3.20(e), the Company has no obligation to provide, or liability with respect to post termination, health benefits or other non-pension benefits for retired or other former employees, or for any other Person except as specifically required by COBRA.

(f)  Neither the Company nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan, nor have there been any fiduciary violations under ERISA which, in either case, could subject the Company (or any officer, Director or employee thereof) to any material penalty or Tax.

(g)  Except as set forth on Schedule 3.20(g), with respect to any Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor, or any other Governmental Authority, (ii) there is no claim or Proceeding pending (nor, to the Knowledge of the Company, any basis for such a claim or Proceeding), other than routine claims for benefits, and (iii) there are no outstanding liabilities for Taxes or penalties.

(h)  The Company does not maintain or contribute to any compensation or benefit plan under the Legal Requirements or applicable custom or rule of any jurisdiction outside the United States.

(i)  Except as set forth on Schedule 3.20(i), neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any Person to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any Person other than pursuant to the terms of any Options, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(j)  All of the nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) of the Company have been operated in good faith compliance with Section 409A of the Code.

3.21  Intellectual Property.

(a)  Except as set forth on Schedule 3.21(a) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company owns, or is licensed or otherwise has a valid and enforceable (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles) right to use, all United States and foreign issued patents, patent rights, patent applications, registered or unregistered trademarks, trademark applications, registered or unregistered service marks, service mark applications, trade names, Internet domain names, copyrights and other works of authorship, inventions, processes, techniques, methods, software (including data, databases and documentation), trade secrets, know how and other intellectual property or proprietary rights (the “Intellectual Property”) currently used by the Company in its business or necessary for the conduct by the Company of its business in substantially the same manner as currently conducted (the “Company Intellectual Property”), (ii) to the Knowledge of the Company, the Company exclusively owns all right, title and interest in and to all Company Intellectual Property created by any present or former employee or contractor of the Company in the course of his or her employment or other relationship with the Company, free of any restrictions on the use or ownership of such Intellectual Property and (iii) the Company takes or has taken commercially reasonable actions to maintain, protect and enforce the material Company Intellectual Property owned by it.

(b)  Except as set forth on Schedule 3.21(b) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, the use of any Company Intellectual Property by the Company and the conduct by the Company of its business does not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property of any other Person, (ii) no claims are pending, have been brought in the past three (3) years or in writing to the Knowledge of the Company, are threatened in writing against the Company contesting the validity, enforceability, use or ownership by the Company of any Company Intellectual Property, (iii) to the Knowledge of the Company, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Company Intellectual Property and (iv) the Company Intellectual Property is not subject to any outstanding Order to which the Company is subject or settlement to which the Company is party.

(c)  Schedule (c) sets forth, with respect to the Company Intellectual Property owned by the Company, a complete and accurate list of all issuances, registrations and applications for registration of material Company Intellectual Property (including Internet domain names).

(d)  To the Knowledge of the Company, the computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by the Company in the conduct of its business (the “Company Systems”) are sufficient for the conduct of the Company’s business in substantially the same manner as currently conducted. In the last twelve (12) months, the Company Systems have not experienced any disruption, interruption or outage that subjected the Company to any material damage or penalty.

3.22  Broker’s Commissions. Except as set forth on Schedule 3.22, the Company has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

3.23  Certain Transactions. Except as set forth on Schedule 3.23, except for compensation and the reimbursement of expenses incurred in the Ordinary Course of Business and except for confidentiality, non-disclosure and/or secrecy agreements, there are no, and during the last two (2) years there have not been, material transactions or series of related transactions or contracts, nor are there any proposed material transactions or series of related transactions, between the Company, on the one hand, and any current or former director, officer, partner, employee or Affiliate of the Company or any Person who beneficially owns 5% or more of the outstanding Common Stock (or any such Person’s immediate family members or Affiliates), on the other hand, that have not been disclosed in the Company SEC Reports filed to the date hereof and either (a) were required to have been disclosed in such reports under Item 404 of Regulation S-K or (b) if proposed or occurring after December 31, 2006, would be required to be disclosed by the Company under Item 404 of Regulation S-K in its 2007 Annual Report on Form 10-K.

3.24  Product Warranty and Product Liability. Except as set forth on Schedule 3.24, to the Company’s Knowledge, there is no Proceeding pending or threatened by any Governmental Authority in writing relating to any product sold, serviced, maintained or rented by the Company (each, a “Product”) which would reasonably be expected to result in any liability to the Company that would have a Material Adverse Effect. Except as set forth on Schedule 3.24, to the Company’s Knowledge, there has not been and is not under consideration by any Product manufacturer, any Product recall or post-sale warning concerning any Product currently rented or intended to be rented by the Company; provided, however, for purposes of this Section 3.24, a “recall” shall not include an Product upgrade.

3.25  Unlawful Benefits. Except as set forth on Schedule 3.25, since October 17, 2003, to the Company’s Knowledge, neither the Company nor any Affiliate of the Company, in connection with the conduct of the business of the Company, directly or indirectly, has given, or has agreed to give, any significant gift or similar benefit to any supplier or customer of the Company under circumstances that involve a violation of any applicable Law which was then in effect and which would reasonably be expected to subject the Company to any material damage or penalty.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser hereby makes the representations and warranties contained in this Article 4 to the Company.

4.1  Organization, Good Standing and Other Matters. Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it. Each of Purchaser and Merger Sub is duly qualified or licensed to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its respective businesses, financial condition or results of operations.

4.2  Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors (or equivalent governing body) and in the case of Merger Sub, by its sole stockholder, and no other action on the part of either Purchaser or Merger Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming the due execution of this Agreement by the other parties hereto, constitutes a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3  No Conflict: Required Filings and Consents. Except (i) as required by the HSR Act (ii) for the filing of the Certificate of Merger with the Secretary of State of Delaware, and (iii) as described on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Merger Sub:

(a)  will not violate the provisions of its Organizational Documents;

(b)  will not violate any Legal Requirement or Order to which it is subject or by which any of its properties or assets are bound;

(c)  will not require it to obtain any consent or approval, or give any notice to, or make any filing with, any Government Authority on or prior to the Closing Date;

(d)  will not result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material contract to which it is a party; and

(e)  will not result in the imposition or creation of any Lien upon or with respect to any of its assets or properties.

excluding from the foregoing clauses (b) through (e) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.

4.4  Financial Ability. Purchaser has received a commitment letter (the “Debt Commitment Letter”) enabling Purchaser, subject to the terms and conditions thereof, to obtain financing for the transactions contemplated by this Agreement that, together with the equity contemplated to be provided by Bear Stearns Merchant Banking Partners III, L.P. or its affiliates to Purchaser pursuant to the equity commitment letter (the “Equity Commitment Letter”), is sufficient to fund the Merger Consideration and all fees and expenses of Purchaser in connection with the transactions contemplated hereby. True and correct, fully-executed copies of the Debt Commitment Letter and the Equity Commitment Letter have been provided to the Company. A true and correct, fully-executed copy of the Debt Commitment Letter is attached as Exhibit C hereto. As of the date hereof, Purchaser is not aware of any facts or circumstances that create a reasonable basis for Purchaser to believe that the lender(s) under the Debt Commitment Letter would not be able to fund the transactions contemplated by this Agreement in accordance with the terms thereof. As of the date hereof, each of the Debt Commitment Letter and the Equity Commitment Letter is valid and in full force and effect and has not been amended, modified, withdrawn, terminated or replaced.

4.5  Investment Intent. Purchaser is acquiring the Outstanding Shares as part of the Merger in good faith solely for its own account with the present intention of holding such shares for purposes of investment, and Purchaser is not acquiring such shares with a view to or for the public distribution thereof, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities laws. Purchaser does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Purchaser to attempt to sell, transfer or otherwise dispose of such shares in violation of federal or state securities laws.

4.6  Brokers’ Commissions. Except as set forth on Schedule 4.6, none of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement.

4.7  Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE 5
COVENANTS OF THE COMPANY

5.1  Conduct of Business.

(a)  Except as otherwise expressly contemplated herein, from the date hereof through the Closing Date, the Company shall carry on its business in all material respects in the Ordinary Course of Business, and the Company shall use its commercially reasonable best efforts to keep available the services of its present employees, and preserve the goodwill, reputation and present relationships of the Company with suppliers, customers and others having significant business relationships with the Company and keep its businesses and properties substantially intact, including its present operations, facilities and other working conditions. Without limiting the generality of the foregoing, the Company shall (i) make capital expenditures in the Ordinary Course of Business and (ii) manage its working capital (including with respect to its accounts receivables and account payables) in the Ordinary Course of Business.

(b)  From and after the date hereof through the Closing, except as may be first approved by Purchaser (which approval will not be unreasonably withheld or delayed) or as is otherwise permitted, contemplated or required by this Agreement or by applicable Legal Requirements, or as set forth on Schedule 5.1, the Company shall not:

(i)  amend its Organizational Documents;

(ii)  reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)  except as required pursuant to the terms of any existing contract, agreement, Plan or arrangement, increase the amount of any bonus, salary or other compensation to any Director or Corporate Officer or enter into any employment, severance or similar agreement with any Director or Corporate Officer;

(iv)  except in the Ordinary Course of Business or as required pursuant to the terms of any existing contract, agreement, Plan or arrangement, increase the amount of any bonus, salary or other compensation to any employee, other than a Corporate Officer, or enter into any employment, severance or similar agreement with any employee, other than a Corporate Officer;

(v)  enter into any contract or commitment requiring payments by the Company in excess of $1 million, except contracts and commitments (A) entered into in the Ordinary Course of Business (including any roll-overs of any existing contracts or commitments with customers) or (B) under which the Company will have no liability following the Closing;

(vi)  (i) issue, sell, purchase, redeem, retire or grant registration rights with respect to any shares of its capital stock (other than by the Company (A) in connection with the exercise of Options in accordance with their terms and (B) with respect to repurchases of shares of Common Stock and Options from Securityholders under the Stockholders Agreement or any Option Agreement) or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities or (ii) enter into any arrangement or contract with respect to the issuance, sale, purchase or redemption of any shares of its capital stock or other securities;

(vii)  create any new Subsidiary;

(viii)  adopt or increase the payments to or benefits under, any Plan except in accordance with such Plan;

(ix)  acquire the capital stock of, or any line of business of, any other Person or Persons;

(x)  sell (other than sales of inventory in the Ordinary Course of Business and sales or other dispositions of equipment deemed surplus, obsolete or no longer necessary to the business of the Company), lease (other than in the Ordinary Course of Business), license, abandon or otherwise dispose of any material asset or property of the Company;

(xi)  change its present accounting methods or principles in any material respect, except as required by GAAP;

(xii)  make or change any tax election, change an annual accounting period, adopt or change any tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(xiii)  incur any indebtedness or capital leases, other than under the Credit Agreement, under performance, customs bonds issued by the Company in the Ordinary Course of Business or capital leases in the Ordinary Course of Business;

(xiv)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution consolidation, recapitalization or bankruptcy reorganization;

(xv)  cancel or waive any claims or rights with a value to the Company in excess of $1 million;

(xvi)  amend, modify, extend, renew or terminate any Material Lease; or

(xvii)  agree, whether or not in writing, to do any of the foregoing.

5.2  Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement: (i) afford to the officers, employees, accountants, counsel and other representatives (collectively, “Advisors”) of Purchaser, reasonable access during normal business hours to the properties, books and records of the Company; (ii) furnish Purchaser and its Advisors with copies of all such contracts, books and records and other existing documents and data as Purchaser and/or its Advisors may reasonably request; and (iii) make available during normal business hours to Purchaser and/or its Advisors the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Purchaser may reasonably request; provided, however, that nothing in this Section 5.2 or otherwise shall require the Company to furnish to Purchaser or its Advisors any materials prepared by the Company’s financial, accounting, or legal advisors or which is subject to an attorney/client or an attorney work product privilege or which may not be disclosed pursuant to a protective order or confidentiality agreement.

5.3  Payoff Letter. The Company shall cause the agent for the lenders under the Credit Agreement to prepare and deliver to the Company a “payoff letter” or similar document (the “Payoff Letter”) specifying the aggregate amount of the Company’s obligations (including principal, interest, fees, expenses and other amounts payable under the Credit Agreement (but excluding any letters of credit)) that will be outstanding as of the Closing under the Credit Agreement.

5.4  Sellers Expenses. No later than two (2) Business Days prior to the Closing Date, the Company shall provide Purchaser with a written notice (the “Sellers Expenses Fee Notice”) setting forth the amounts of the Sellers Expenses (or, to the extent that such amounts are not determinable as of such date, an estimate of such amounts) and wire transfer instructions for the payment of the Sellers Expenses set forth therein.

5.5  Exclusive Dealing. From and after the date hereof through the Closing, none of the Company or any of its Affiliates, agents, officers, directors, or Advisors shall take any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Purchaser, its Affiliates and their respective representatives) concerning any purchase, transfer or other disposition of the Company’s Shares to such Person (other than by the Company (A) in connection with the exercise of Options in accordance with their terms and (B) with respect to repurchases of shares of Common Stock and Options from Securityholders under the Stockholders Agreement or any Option Agreement), any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company or any similar transaction involving the Company (other than assets sold in compliance with Section 5.1).

5.6  Letters of Credit. At the Closing, Purchaser shall cause all of the outstanding letters of credit issued on behalf of the Company to be fully cash collateralized or shall furnish such letters of credit or other substitute credit support arrangements as the beneficiaries of such letters of credit may reasonably request, and the Securityholders shall have no further liability or obligation whatsoever with respect thereto.

5.7  Actions with Respect to Senior Notes.

(a)  Promptly after Purchaser’s request, the Company shall commence a tender offer and Consent Solicitation (the “Notes Offer”) for all of the outstanding Senior Notes on customary terms as are reasonably acceptable to the Company and the Purchaser. The Company shall prepare all necessary and appropriate documentation in connection with the Notes Offer, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Offer Documents”) and such documents shall be reasonably acceptable to the Purchaser. Purchaser and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Senior Notes in connection with the Notes Offer shall be subject to the prior review and comment by each of the Company and Purchaser and shall be reasonably acceptable to each of them. The closing of the Notes Offer shall be conditioned on the conditions set forth in Section 5.7(d). The Company, Purchaser and Merger Sub shall cooperate in connection with the Notes Offer in order to cause the consent date under the Consent Solicitation to occur as directed by Purchaser prior to or concurrently with the Closing and the initial settlement of the Notes Offer to occur concurrently with the Closing. The Company shall waive any of the conditions to the Notes Offer (other than that the Merger shall have occurred or that the Purchaser and Company shall be satisfied that it shall occur substantially concurrently with the closing of the Notes Offer, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Notes Offer) as may be reasonably requested by Purchaser and so long as such waivers would not cause the Notes Offer to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Purchaser, waive any condition to the Notes Offer or make any changes to the terms and conditions of the Notes Offer other than as reasonably agreed between Purchaser and the Company. If, at any time prior to the completion of the Notes Offer, any information is discovered by the Company or Purchaser that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Senior Notes. Notwithstanding anything to the contrary in this Section 5.7(a), the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Notes Offer. To the extent that the provisions of any applicable Law conflict with this Section 5.7(a), the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(b)  Promptly upon the receipt of the Requested Consents with respect to the Indenture for the Senior Notes, the Company shall enter into a supplemental indenture reflecting the amendments to such Indenture approved by such Requested Consents and will use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become operative upon the acceptance of the Notes Offer and payment for the Senior Notes tendered pursuant thereto. If the Requested Consents are not obtained in connection with the Notes Offer, the Company will, if requested by the Purchaser in writing, permit Purchaser to effect, and provide reasonable assistance to Purchaser in connection with, a covenant defeasance of the Senior Notes under the Indenture as of the Closing (to the extent permitted under the Indenture).

(c)  If requested by Purchaser, the Company shall enter into one or more dealer manager, information agent and/or depositary agreements with such Persons as Purchaser shall reasonably request in form and substance reasonably satisfactory to the Company.

(d)  The Company’s and the Surviving Company’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Offer or make any payment for the Requested Consents shall be subject to conditions (as mutually agreed by Purchaser and the Company), including that (i) the Merger shall have occurred (or Purchaser and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Requested Consents shall have been received, (iii) there shall be no order or injunction prohibiting consummation of the Notes Offer and (iv) such other conditions as are customary for transactions similar to the Notes Offer.

ARTICLE 6
COVENANTS OF PURCHASER

6.1  Access to Information. After the Closing, Purchaser and the Surviving Company shall afford the Securityholders and their Advisors reasonable access, during normal business hours, to the books and records of Purchaser and the Surviving Company (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause their Advisors to furnish all information reasonably requested by the Securityholders or their Advisors in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests), third party litigation and other similar business purposes, provided, however, that nothing in this Section 6.1 shall require Purchaser or the Surviving Company to furnish to the Securityholders or their Advisors any materials prepared by the Surviving Company’s financial or legal advisors which is subject to an attorney/client privilege or an attorney work product privilege or which may not be disclosed pursuant to a protective order or confidentiality agreement. After the Closing, Purchaser shall, and shall cause the Surviving Company to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date if required by applicable Legal Requirements and shall not destroy or dispose of any such books and records; provided, however, that Purchaser and the Surviving Company shall be entitled to destroy any of such books and records after the sixth (6th) anniversary of the Closing Date.

6.2  Indemnification of Directors and Officers.

(a)  Purchaser agrees that for a period of six (6) years after the Closing, it shall not permit the Surviving Company to amend, repeal or modify any provision in its Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former directors and officers, it being the intent of the parties that the directors and officers of the Surviving Company prior to the Closing shall continue thereafter to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Legal Requirements and Purchaser agrees to cause the Surviving Company to perform in a timely manner and to otherwise honor such obligations in all respects.

(b)  On or immediately prior to the Closing Date, Purchaser shall cause to be purchased a six (6) year tail insurance policy officer’s and directors’ liability insurance (the “D&O Tail Insurance”) covering the Persons who are presently covered by the Company’s officers’ and directors’ liability insurance policy (a copy of which has heretofore been delivered to Purchaser), with respect to actions and omissions occurring prior to the Closing, on terms which are at least as favorable as the terms of such insurance in effect for the Company on the date hereof and from an insurer or insurers having claims paying ratings no lower than the Company’s current insurer.

(c)  If the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or other entity and shall not be the surviving entity of the consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that such successors and assigns shall assume all of the obligations set forth in this Section 6.2.

6.3  Employees.

(a)  Purchaser agrees that the employees of the Company (including employees on vacation, leave of absence, short or long-term disability) as of immediately prior to the Closing will remain employees of the Surviving Company as of immediately following the Closing, at the salary levels (or higher) that were in effect immediately prior to the Closing; provided, that nothing herein, however, shall be construed as an offer of employment to any individual on other than an employment-at-will basis, subject to the terms of any existing employment agreement or arrangement, and that the foregoing shall not be construed to limit the ability of the Company, the Surviving Company, Purchaser, or any of their respective Affiliates to terminate the employment of any employee at any time and for any or no reason.

(b)  Purchaser shall cause the Surviving Company, for a period of one (1) year from the Closing, to provide to individuals who are employees of the Company immediately following the Closing Date employee benefit plans, program and arrangements (other than any equity-based or severance plans, programs or arrangements) that are substantially similar in the aggregate to the Plans as in effect on the date hereof (other than any equity based or severance plans, programs or arrangements).

(c)  Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Purchaser, the Company, the Surviving Company, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; (iv) except as otherwise expressly provided in Section 11.14, is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

6.4  Investigation and Agreement by Purchaser; No Other Representations or Warranties.

(a)  Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and that it has been provided with access to such information about the Company and its business and operations as it has requested. Purchaser agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement, neither the Company nor any of its Affiliates has made and shall not be deemed to have made to Purchaser or to any of its Advisors or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, Purchaser agrees that neither the Company nor any of its Affiliates makes or has made any representation or warranty to Purchaser or to any of its Advisors or Affiliates with respect to:

(i)  any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Purchaser or its Advisors or Affiliates; or

(ii)  any other information, statements or documents heretofore or hereafter delivered to or made available to Purchaser or its Advisors, or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company in this Agreement.

(b)  The Company acknowledges and agrees that except for the representations and warranties made by Purchaser as expressly set forth in this Agreement, neither Purchaser nor any of its Affiliates has made or shall be construed as having made to the Company or any of its Advisors or Affiliates any representation or warranty of any kind.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1  Consents; Governmental Approvals.

(a)  Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary to consummate the transactions contemplated hereby, including without limitation, (i) the obtaining of all Required Governmental Approvals and the making of all required registrations and filings with, Governmental Authorities, (ii) the obtaining of any consents from a party to a Material Contract set forth on Schedule 3.5, and each consent specified on Schedule 3.5 or Schedule 4.3 and (iii) the defending of Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, by seeking to have any temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed; provided, that the obligation to use “reasonable best efforts” in connection with obtaining any consent from a party to a Material Contract set forth on Schedule 3.5 shall not require the Person subject to the obligation to pay any additional consideration or otherwise incur any additional liability to any Person. Each of Purchaser and Merger Sub agrees to use commercially reasonable efforts to consummate the transactions contemplated by the Debt Commitment Letter on or prior to May 31, 2007.

(b)  Without limiting the generality of Section 7.1(a) hereof, the parties shall, no later than five (5) Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the transactions contemplated hereby and seek to obtain early termination of the waiting period thereunder. Each of the parties shall promptly file any supplemental or additional information which may reasonably be requested by the FTC and the DOJ and any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Legal Requirements relating thereto.

(c)  Each party shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Proceeding is threatened or instituted challenging the transactions contemplated by this Agreement as violative of Antitrust Laws, each party shall use its reasonable best efforts to avoid the filing of, or to resist or resolve, such Proceeding. Each party shall use its commercially reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the transactions contemplated by this Agreement under the Antitrust Laws or (ii) any other Governmental Authority, in any suit brought by any Governmental Authority or any other Person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the transactions contemplated by this Agreement and to have vacated, lifted, reversed or overturned any such Order. Except as may be prohibited by any Governmental Authority or by any Legal Requirement, Purchaser, on the one hand, and the Company on the other, will, pursuant to a joint defense agreement in customary form reasonably acceptable to Purchaser and the Company, consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any Proceeding under or relating to the HSR Act, each of Purchaser, on the one hand, and the Company, on the other, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Proceeding. Nothing in this Section 7.2 shall require Purchaser to divest, sell, dispose of, hold separate or otherwise take actions that limit its freedom of action with respect to its ability to retain its business or assets.

(d)  The parties shall notify the other parties of any correspondence or contact with the DOJ, the FTC or any other Governmental Authority and shall furnish to the other parties all such information in its possession as may be necessary for the completion of any required reports or notifications.

7.2  Notification. Between the date of this Agreement and the Closing Date, each party hereto will promptly notify the other parties hereto in writing if the notifying party acquires knowledge of any fact or condition which such party reasonably believes is not known by the other parties, that causes or constitutes a material breach of such notifying party’s representations and warranties as of the date of this Agreement. During the same period, each party hereto will promptly notify the other parties hereto of the occurrence of any material breach of any covenant of such notifying party or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely to be satisfied by June 29, 2007, which such party reasonably believes is not known by the other parties. The parties hereby acknowledge and agree that Purchaser’s rights under this Agreement shall not be affected if Purchaser (or any director, executive officer, agent or advisor of Purchaser) had knowledge at any time on or prior to the Closing Date of facts, events or conditions constituting or resulting in breach of the Company’s representation or warranty or covenants.

7.3  Public Announcements; Confidentiality.

(a)  From and after the date of this Agreement, except to the extent required by applicable Legal Requirements or, as to the Company, as required by the Indenture, neither Purchaser nor the Company shall, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto; and, in the event any such public announcement, release or disclosure is required by applicable Legal Requirements or, as to the Company, as required by the Indenture, Purchaser and the Company will consult prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text.

(b)  Between the date of this Agreement and the Closing Date, (i) Purchaser shall not, and shall not permit its Advisors to, communicate with customers or suppliers of the Company or any other Person with whom the Company maintains a similar business or commercial relationship, with respect to the transactions contemplated by this Agreement or with respect to the business or operations of the Company, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); and (ii) Purchaser shall not (except with respect to the HSR Act) communicate with any Governmental Authority with respect to the Company or the Securityholders or the other transactions contemplated hereby without the prior written consent of the Company (such consent shall not be unreasonably withheld or delayed).

(c)  Unless consented to by each of the parties hereto, the parties hereto shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the terms and conditions contained herein to any Person except (i) as may be required under applicable Legal Requirements, (ii) as to the Company, as required by the Indenture, (iii) to the extent that such information is or becomes generally available to the public other than as a result of disclosure by such party, (iv) to such Person’s financing sources and as may be reasonably agreed by the Company and Purchaser in connection with the arrangement of debt financing or otherwise in connection with the transactions contemplated hereby or (v) to any Affiliate, director, officer, or Advisor of such party. In the event a party is required under an applicable Legal Requirement to make a disclosure prohibited by this Section 7.3(c), such party shall provide the other parties hereto with prompt prior written notice of such requirement so that such other parties may seek a protective order or other appropriate remedy, and the party required to make the disclosure shall cooperate in all reasonable respects in obtaining the same. Subject to the foregoing, the party required to make such disclosure may furnish that portion (and only that portion) of such information that, based on the advice of its counsel, such party is required to disclose; provided, however, that such party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to any information so disclosed.

7.4  Cooperation on Tax Matters. The Representative shall cooperate fully, as and to the extent reasonably requested by Purchaser and/or the Company, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making themselves available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.5  Financial Information; Cooperation with Financings.

(a)  The Company shall deliver to Purchaser (for further delivery to Purchaser’s lenders under the Debt Commitment Letter) interim unaudited financial statements of the Company for (i) each monthly period ending after the Balance Sheet Date and for the year-to-date period ending as of the last day of such monthly period no later than thirty (30) days after the end of such monthly period and (ii) each quarterly period ending after the Balance Sheet Date and for the year-to-date period ending as of the last day of such quarterly period no later than forty-five (45) days after the end of such quarterly period (it being understood that such quarterly financial statements shall have undergone a SAS 100 review).

(b)  The Company shall direct its officers, employees, accountants and other Advisors to assist and reasonably cooperate with Purchaser to consummate the financing under the Debt Commitment Letter, including (i) participating in customary “syndication efforts”, “road shows” and rating agency presentations, (ii) preparing business projections and pro forma financial information and (iii) providing "comfort letters" that, in each case, are customary for, and in connection with, such financing.

ARTICLE 8
CONDITIONS PRECEDENT

8.1  Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)  Governmental Approvals. The Required Governmental Approvals shall have been obtained and be in effect on the Closing Date.

(b)  No Injunctions or Restraints. No Order or other Legal Requirement preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

8.2  Conditions to Obligation of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Purchaser:

(a)  Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) both (i) as of the date of this Agreement and (ii) as of the Closing as though made on and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representation and warranties would be reasonably likely to have a Material Adverse Effect.

(b)  Performance of Covenants and Obligations. The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent such covenants are qualified by the term “material”, in which case the Company shall have performed and complied with, in all respects, all such covenants to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

(c)  Termination of Management Agreements. Purchaser shall have been provided with evidence of the termination of the Halifax Management Agreement and the JWC Management Agreement.

(d)  Material Adverse Effect. Since the date of this Agreement, there has been no event, circumstance or occurrence that, either individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect.

(e)  Deliveries to Purchaser. Each of the following documents shall have been delivered to Purchaser:

(i) a certificate executed by or on behalf of the Company as to the satisfaction of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(d);

(ii) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h);

(iii) the Payoff Letter and the Seller Expenses Notices; and

(iv) a letter in the form attached as Exhibit D hereto, signed by each of the parties thereto other than the Purchaser.

(f)  280G Approval. The Company shall have received shareholder approval of all compensation that otherwise would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code in a manner that satisfies the requirements of Section 280G(b)(5) of the Code.

(g)  Marketing Period. For purposes of any Closing to occur prior to June 1, 2007, the conditions precedent with respect to “Interim Loans” set forth in paragraph 5 of Annex I to the Debt Commitment Letter shall have been satisfied.

8.3  Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby, including the Merger, is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by the Company:

(a)  Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” and words of similar import set forth therein) both as of the date of this Agreement and as of the Closing as though made on and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representation and warranties would be reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b)  Performance of Covenants and Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent such covenants are qualified by the term “material”, in which case Purchaser or Merger Sub, as the case may be, shall have performed and complied with, in all respects, all such covenants to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

(c)  Deliveries. Each of the following documents shall have been delivered to the Company:

(i)  a certificate executed by or on behalf of Purchaser and Merger Sub as to the satisfaction of the conditions set forth in Sections 8.3(a) and 8.3(b);

(ii)  evidence of the procurement of the officers’ and directors’ liability insurance described in Section 6.2(b) hereof; and

(iii)  evidence in form and substance reasonably satisfactory to the Company that all of the outstanding letters of credit issued on behalf of the Company will be fully cash collateralized at the Closing or that Purchaser will have, as of the Closing, furnished such letters of credit or other substitute credit support arrangements as the beneficiaries of such letters of credit may have reasonably requested.

ARTICLE 9
CLOSING

9.1  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company’s counsel at Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, at 10:00 a.m. (local time) on the last Business Day of the month during which each of the conditions set forth in Article 8 (other than those conditions which have been waived in writing, or which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other time and place as the parties may agree.

ARTICLE 10
TERMINATION

10.1  Events of Termination. This Agreement may be terminated by written notice prior to the Closing: (a) by mutual consent of Purchaser and the Company; (b) by Purchaser, if there has been a breach of any representation, warranty or covenant made by the Company in this Agreement, such that the conditions in Sections 8.1 or 8.2 are not capable of being satisfied and which have not been cured by the Company within ten (10) Business Days after receipt of written notice from Purchaser requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach; (c) by the Company, if there has been a breach of any representation, warranty or covenant made by Purchaser in this Agreement, such that the conditions in Sections 8.1 or 8.3 are not capable of being satisfied and which have not been cured by Purchaser within ten (10) Business Days after receipt of written notice from the Company requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach; (d) by either the Company or Purchaser, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (e) by Purchaser or the Company, to the extent that the Closing Date has not occurred prior to July 2, 2007; provided, however, that the party exercising its right to so terminate this Agreement pursuant to clause (e) of this Section 10.1 shall not have been responsible for such failure for the Closing to occur through a material breach of any of its representations, warranties or covenants contained in this Agreement; or (f) by the Company if (i) the Tender Premium as of the Closing Date exceeds the amount set forth on Schedule 10.1(f), (ii) the Company gives the Purchaser written notice not more than ten (10) and not less than five (5) Business Days prior to Closing, of its intent to terminate this Agreement pursuant to this clause (f) of this Section 10.1, and (iii) Purchaser does not notify the Company at any time prior to, or within three (3) Business Days after, receipt of the notice described in clause (f)(ii) that the Purchaser agrees to assume the obligation for any Tender Premium in excess of the amount set forth in Schedule 10.1 (such excess amount so assumed by Purchaser pursuant to this clause (f)(iii), the "Purchaser Assumed Excess Tender Premium").

10.2  Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Section 7.3 and Section 11.2, 11.8, 11.9, 11.11 and 11.13 which shall continue in full force and effect) shall terminate without further liability or obligation to the other parties hereunder; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated by reason of any prior material breach of this Agreement by such party.

ARTICLE 11
GENERAL PROVISIONS

11.1  Non-Survival of Representations and Warranties. None of (i) the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or (ii) the covenants contemplated by this Agreement to be performed prior to the Closing, shall survive the Closing. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

11.2  Maximum Recovery.

(a)  Notwithstanding anything to the contrary in this Agreement, other than Purchaser and Merger Sub, none of Purchaser’s, Merger Sub’s or any of their Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees, or any of their respective Affiliates, shall have any liability or obligation relating to or arising out of this Agreement, any other agreement contemplated hereby (including under the Equity Commitment Letter) or the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise, except as expressly provided in the Equity Commitment Letter.

(b)  Notwithstanding anything to the contrary in this Agreement, other than the Company, none of the Company’s or any of its Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees, or any of their respective Affiliates, shall have any liability or obligation relating to or arising out of this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise, except as may be expressly provided in such other agreement or for fraud.

11.3  Updates to Schedules. The Company may (but shall not be required to), from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend the Schedules hereto. The parties hereby acknowledge and agree that such supplements or amendments to the Schedules shall not be deemed to cure any breach of this Agreement or provide an exception to any representation or warranty of the Company contained in this Agreement (including any Schedules).

11.4  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all the other parties may reasonably request for the purpose of carrying out the intent of this Agreement.

11.5  Entire Agreement; Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement). This Agreement may be amended only by a written instrument executed by the party to be charged with the amendment. Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder.

11.6  No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Any waiver must be in a writing executed by the party to be charged with such waiver.

11.7  Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.8  Expenses and Obligations. All costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that Purchaser shall pay any filing fees which relate to any required governmental filing or notification, including filing fees under the HSR Act and any other Required Governmental Approval.

11.9  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile transmission (with written confirmation of receipt) provided that a confirmation copy is sent by a nationally recognized overnight delivery service, or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Purchaser or Merger Sub, or to the Company following the Closing:

UHS Holdco, Inc.
c/o Bear Stearns Merchant Manager III (Cayman), L.P.
383 Madison Avenue, 40th Floor
New York, NY 10179

Attention: Robert Juneja
Fax: (212) 881-9516

with a copy to (which will not constitute notice to Purchaser or Merger Sub):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attention: Michael T. Edsall and Jai Agrawal
Fax: (212) 446-6460

If to the Company prior to the Closing:

Universal Hospital Services, Inc.
7700 France Ave. South, Suite 275
Edina, Minnesota 55435-5228
Attention: Gary Blackford and Diana J. Vance-Bryan, Esq.
Fax: (952) 893-0704

and

c/o J.W. Childs Associates, L.P.
111 Huntington Avenue, Suite 2900
Boston, MA 02199
Attention: Edward D. Yun and Mark J. Tricolli
Fax: (617) 753-1101

and

c/o The Halifax Group
200 Crescent Court
Suite 1040
Dallas, Texas 75201
Attention: Brent D. Williams and David Dupree
Fax: (214) 855-8712

and

c/o The Halifax Group
1133 Connecticut Avenue, N.W.
Suite 700
Washington, D.C. 20036
Attention: Brent D. Williams and David Dupree
Fax: (202) 296-7133

with copies to (which will not constitute notice to the Company):

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022-3598
Attention: Stephen C. Koval, Esq., Laurie Abramowitz, Esq.
and Thomas Yadlon, Esq.
Fax: (212) 836-8689

If to the Representative:

J.W. Childs Equity Partners III, L.P.
c/o J.W. Childs Associates, L.P.
111 Huntington Avenue, Suite 2900
Boston, MA 02199
Attention: Edward D. Yun and Mark J. Tricolli
Fax: (617) 753-1101

with copies to (which will not constitute notice to the Representative):

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022-3598
Attention: Stephen C. Koval, Esq., Laurie Abramowitz, Esq.
and Thomas Yadlon, Esq.
Fax: (212) 836-8689

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery, on the date of written confirmation of receipt, if sent by facsimile, one (1) Business Day after the date of transmission, and if mailed by nationally recognized overnight delivery service one (1) Business Day after the date of sending.

11.10  Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

11.11  Governing Law; Consent to Jurisdiction.

(a)  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without giving effect to any conflict of law provisions thereof.

(b)  Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought in the Court of Chancery of the State of Delaware and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the court referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.9 hereof below its name and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Legal Requirements.

11.12  Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.13  Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent; provided, however, that without the consent of the Company, Purchaser may (a) collaterally assign this Agreement to lenders in connection with the financing of the transactions contemplated hereby or (b) assign this Agreement to (i) any purchaser of the Company or all or substantially all of the assets of the Company or (ii) one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

11.14  Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, Section 6.2 is made for the benefit of the Persons set forth therein and Article 2 is made for the benefit of the Securityholders. From and after the Closing, all of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

11.15  Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” or “Article” or “Articles” refer to the corresponding Section or Sections or Article or Articles of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. No party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Purchaser and, Merger Sub have caused this Agreement to be signed, all as of the date first written above.

UHS HOLDCO, INC.

By: ____________________________________________
Name:
Title:

UHS MERGER SUB, INC.

By: ___________________________________________
Name:

UNIVERSAL HOSPITAL SERVICES, INC.

By: ____________________________________________
Name:
Title:

Signature Page to Agreement and Plan of Merger

J.W. CHILDS EQUITY PARTNERS III, L.P., solely in its capacity as the Representative

By: J.W. Childs Advisors III, L.P., its general partner
By: J.W. Childs Associates, L.P., its general partner
By: J.W. Childs Associates, Inc., its general partner

By:______________________________________
Name:
Title:

EXHIBIT A

FORM OF LETTER OF TRANSMITTAL

EXHIBIT B

FORM OF OPTION CANCELLATION AGREEMENT

EXHIBIT C

DEBT COMMITMENT LETTER

EXHIBIT D

LETTER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

UHS HOLDCO, INC.,

UHS MERGER SUB, INC.,

UNIVERSAL HOSPITAL SERVICES, INC.
(as the Company)

and

J.W. CHILDS EQUITY PARTNERS III, L.P.
(solely in its capacity as the Representative)

Dated as of April__, 2007

IN WITNESS WHEREOF, the Company, Purchaser and, Merger Sub have caused this Agreement to be signed, all as of the date first written above.

UHS HOLDCO, INC.

By: ____________________________________________
Name:
Title:

UHS MERGER SUB, INC.

By: ___________________________________________
Name:

UNIVERSAL HOSPITAL SERVICES, INC.

By: /s/ Gary Blackford
Name: Gary Blackford
Title: Pres. & CEO

Signature Page to Agreement and Plan of Merger

J.W. CHILDS EQUITY PARTNERS III, L.P., solely in its capacity as the Representative

By: J.W. Childs Advisors III, L.P., its general partner
By: J.W. Childs Associates, L.P., its general partner
By: J.W. Childs Associates, Inc., its general partner

By:______________________________________
Name:
Title:

AGREEMENT AND PLAN OF MERGER

by and among

UHS HOLDCO, INC.,

UHS MERGER SUB, INC.,

UNIVERSAL HOSPITAL SERVICES, INC.
(as the Company)

and

J.W. CHILDS EQUITY PARTNERS III, L.P.
(solely in its capacity as the Representative)

Dated as of April__, 2007

Signature Page to Agreement and Plan of Merger

J.W. CHILDS EQUITY PARTNERS III, L.P., solely in its capacity as the Representative

By: J.W. Childs Advisors III, L.P., its general partner
By: J.W. Childs Associates, L.P., its general partner
By: J.W. Childs Associates, Inc., its general partner

By:______________________________________
Name:
Title:

IN WITNESS WHEREOF, the Company, Purchaser and, Merger Sub have caused this Agreement to be signed, all as of the date first written above.

UHS HOLDCO, INC.

By: ____________________________________________
Name:
Title:

UHS MERGER SUB, INC.

By: ___________________________________________
Name:

UNIVERSAL HOSPITAL SERVICES, INC.

By: ____________________________________________
Name:
Title: